News Release

Berry Petroleum Company
Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300
Bakersfield, California 93309-0640
E-mail:  ir@bry.com
Internet:  www.bry.com

         Contacts:  Jerry V. Hoffman, Chairman, President and CEO
                    Ralph J. Goehring, SVP & CFO

               BERRY PETROLEUM ACHIEVES RECORD QUARTERLY
                  EARNINGS AND REPORTS 2003 RESULTS


Bakersfield, CA - February 18, 2004 - Berry Petroleum Company (NYSE:BRY) announced record net income of $10.6 million, or $.48 per diluted share, during the fourth quarter of 2003, an increase of 51% compared to prior-year fourth quarter net income of $7 million, or $.32 per diluted share. Net cash provided by operating activities increased to $24.8 million during the fourth quarter, up 56% from $15.9 million during the prior year's fourth quarter. Included in the fourth quarter 2003 results is an after-tax charge of $.9 million, or $.04 per diluted share, attributable to the impairment of the Company's Illinois coalbed methane pilot which was determined to be non-commercial.

Total production during the fourth quarter of 2003 averaged 18,550 barrels of oil equivalent (BOE) per day, a 22% increase from an average of 15,208 BOE per day during the prior year's fourth quarter.

The Company injected a record volume of steam during the year which contributed to record production from its California heavy oil assets. California production averaged a new high in the fourth quarter of 16,191 BOE per day while the Rockies assets contributed 2,359 BOE per day, or 13% of total fourth quarter production.

The average realized sales price for the fourth quarter of 2003 was $22.68 per BOE, an 11% gain over the $20.41 per BOE received in the same 2002 period. Total operating costs from oil and gas operations, on a per BOE basis, for the fourth quarter of 2003 decreased 12% to $9.00 from $10.17 in the same 2002 period. This is primarily due to increased daily production in both California and Utah, and lower operating costs provided by the Utah properties acquired in August 2003.

2003 Full Year Earnings and Operating Results
---------------------------------------------
Results  for  the  full  year of 2003 include  net  income  of  $34.3 million, or $1.56 per diluted share, up 14% compared to 2002 net income of $30 million, or $1.37 per diluted share. Results for 2003 include after-tax charges of $2.3 million, or $.10 per diluted share, attributable to the cost of two unsuccessful coalbed methane pilot projects and associated leasehold acreage in Kansas and Illinois, while results in 2002 include an after-tax gain of $2 million, or $.09 per diluted share, on the recovery of receivables for electricity sales that were written off by the Company in 2001. For the full year of 2003, net income adjusted for significant items was $36.6 million, or $1.66 per diluted share.

Total production in 2003 averaged 16,549 BOE per day, up 15% from 14,387 BOE per day in the previous year. The average realized sales price per BOE was $22.52 for the twelve months ended December 31, 2003, up 16% from $19.39 per BOE received in 2002.

Total operating costs from oil and gas operations, on a per BOE basis, rose 18% from $8.49 in 2002 to $10.05 in 2003 due to a 56%
increase in natural gas fuel cost and a 5% increase in steam injected volumes. General and administrative costs per BOE rose 5% in 2003 to $1.59, partially due to higher compensation expenses, the expansion into the Rocky Mountain region, and a higher level of acquisition activity.

Jerry V. Hoffman, chairman, president and chief executive officer stated, "Our fourth quarter results capped another excellent year for Berry in every sense. Record crude oil production from both our California and Utah assets, the successful integration of the Brundage Canyon, Utah acquisition and strong crude oil prices contributed to our quarterly and annual accomplishments. That, combined with the dedicated efforts of our employees, made this another outstanding year for Berry. Record highs were achieved in the fourth quarter for net income and net daily production. In 2003 we achieved Company records for production which were driven by our acquisitions and capital expenditures on our core properties. I believe we are poised to achieve even better results in 2004 given a full year of ownership and operation of our Utah assets, our expected $50 million capital budget which should increase both California and Rockies production, our cost control efforts and comparable commodity prices."

Year-End Proved Reserves
------------------------
Including acquisitions, in 2003 Berry replaced 233% of its 2003 production of six million BOE at an average finding, development and acquisition cost of $6.29 per BOE. Net proved reserve additions from all sources in 2003 totaled approximately 8 million BOE, resulting in a year-to-year increase of eight percent to 110 million BOE of proved reserves. Berry's 2003 year-end reserves-to-production ratio was 15.5 years, reduced from 19.4 years at year-end 2002. Of the total 14 million BOE of proved reserves added by the Company in 2003, acquisitions added 11 million BOE (79%), discoveries and extensions added two million BOE (14%), and improved recovery added one million BOE (7%). Proved developed reserves represent 80 million BOE or 73% of total proved reserves. Since 1984, Berry has continuously engaged DeGolyer and MacNaughton, petroleum consultants, to independently appraise the extent and value of all hydrocarbon reserves of the Company.

From 2001 through 2003, Berry's average annual reserve replacement rate was 115%. At year-end 2003, the Company's reserve mix was 86% heavy crude oil, 11% light crude oil and 3% natural gas, and geographically, 91% in California and 9% in the Rocky Mountain region.

The present value of estimated future net cash flows from Berry's proved reserves, discounted at 10%, was $532 million at December 31, 2003, up $80 million or 18% from $452 million at December 31, 2002. On a pre-tax basis, the present value of estimated future net cash flows at December 31, 2003 was $687 million. These estimated future net cash flows were calculated using the Company's unescalated year-end average oil sales price per barrel of $25.77 and $24.92 for 2003 and 2002, respectively.

2004 Capex Budget & Production Target
-------------------------------------
Excluding the purchase price of acquisitions, in 2003 the Company spent approximately $42 million in capital expenditures, which included the drilling of 121 net wells and completing 33 workovers. Excluding any future acquisitions, in 2004 the Company plans to spend approximately $50 million on drilling 95 wells and performing 85 workovers. Approximately $17 million will be spent in California to drill approximately 44 wells and perform 63 workovers, and $33 million in the Rocky Mountain and Mid-Continent regions to drill approximately 51 wells and perform 22 workovers. The Company intends to fund its capital program out of internally generated cashflow. The Company anticipates that production will average between 20,000 and 21,000 BOE per day in 2004, up over 20% from 16,549 BOE per day in 2003.

Ralph J. Goehring, senior vice president and chief financial officer, stated, "From a financial perspective, Berry had an excellent 2003; we achieved our second highest net income and net cash provided by operating activities in the Company's history. Our 2003 net cash provided by operating activities was $64.8 million, up 12% from $57.9 in 2002. We closed the year with only $50 million in debt, for a debt-to-total-capitalization ratio of 20%, and as a result, we have significant financial capacity available for growth. Our return on capital employed was a healthy 17%. We also delivered an 18% increase in cash payouts to our shareholders and increased our dividend payment per share 10% on a going forward basis."


Teleconference Call
-------------------
An earnings conference call will be held Wednesday, February 18, 2004
at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).   Dial 1-800-901-
5217 to participate, using passcode 32472070. International callers may dial 617-786-2964. For a digital replay available until March 3, 2004 dial 1-888-286-8010 (passcode 43633297). Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com/tele.htm.

Disclosure of Non-GAAP Financial Measures
-----------------------------------------
The Company uses the following non-GAAP financial measures to analyze its ongoing operating results and to monitor, assess, and identify meaningful trends in its operating and financial performance:
  *    "net income adjusted for significant items";
  *    "net income per diluted share adjusted for significant items";
  * "pre-tax measure of the present value of estimated future net cash flows from proved reserves";

These measures reflect adjustments to GAAP basic and diluted net income per share, for significant items specified herein that management believes are unusual due to their nature or infrequency. The Company believes that net income adjusted for significant items, and basic and diluted net income per share adjusted for significant items measurements are useful to investors because they reflect adjustments for significant items that are unusual due to their nature or infrequency, thereby permitting a meaningful comparison of the Company's financial and operating performance between periods and providing important information regarding performance trends.
The Company believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the Company and to compare the operating and financial performance of the Company with the performance of other companies within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements.

Berry Petroleum Company is a publicly traded independent oil and  gas
production   and  exploitation  company  with  its  headquarters   in
Bakersfield, California.

"Safe Harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in the commodity prices for oil, natural gas and electricity, a limited marketplace for electricity sales within California, counterparty risk, competition, environmental and weather risks, litigation uncertainties, drilling, development and operating risks, uncertainties about the estimates of reserves, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other governmental regulations.



                               CONDENSED INCOME STATEMENTS
                          (In thousands, except per share data)

                                     (unaudited)
                                    Three Months          Twelve Months
                                12/31/03   12/31/02    12/31/03    12/31/02
Revenues:
  Sales of oil and gas          $ 38,562   $ 28,737    $135,848    $102,026
  Sales of electricity            11,240      7,476      44,200      27,691
  Interest and other income, net     219         36         816       1,652
   Total                          50,021     36,249     180,864     131,369
Expenses:
  Operating costs - oil and gas   15,362     14,223      60,705      44,604
  Operating costs - electricity   11,240      7,477      44,200      27,360
  Depreciation, depletion
    & amortization                 6,164      4,056      20,514      16,452
  General and administrative       2,923      1,757       9,586       7,928
  Recovery of electricity
    receivables                        -          -           -      (3,631)
  Dry hole, abandonment
    & impairment                   1,708          -       4,195           -
  Interest                           569        179       1,414       1,042
    Total                         37,966     27,692     140,614      93,755


Income before income taxes        12,055      8,557      40,250      37,614
Provision for income taxes         1,445      1,567       5,918       7,590


Net income                      $ 10,610   $  6,990    $ 34,332    $ 30,024


Basic net income per share          $.49       $.32       $1.58       $1.38
Diluted net income per share        $.48       $.32       $1.56       $1.37
Cash dividends per share            $.11       $.10        $.47        $.40


Weighted average common shares:
    Basic                         21,789     21,752      21,772      21,741
    Diluted                       22,113     21,952      22,020      21,939




                               CONDENSED BALANCE SHEETS
                                     (In thousands)


                                              12/31/03    12/31/02

Assets
  Current assets                               $ 41,286    $ 28,705
  Property, buildings & equipment, net          295,151     228,475
  Other assets                                    1,755         893
                                               $338,192    $258,073

Liabilities & Shareholders' Equity
  Current liabilities                          $ 46,652    $ 32,394
  Deferred taxes                                 38,168      33,866
  Long-term debt                                 50,000      15,000
  Other long-term liabilities                     7,654       4,755
  Shareholders' equity                          195,718     172,058
                                               $338,192    $258,073



                      CONDENSED STATEMENTS OF CASH FLOWS
                                    (In thousands)


                                                   Twelve Months
                                              12/31/03      12/31/02
Cash flows from operating activities:
  Net income                                   $34,332       $30,024
  Depreciation, depletion & amortization        20,514        16,452
  Dry hole, abandonment & impairment             4,087             -
  Deferred income taxes                          1,371         3,842
  Other, net                                        69          (184)
  Net changes in operating assets and
    liabilities                                  4,452         7,761

      Net cash provided by operating
        activities                              64,825        57,895

Net cash used in investing activities          (87,723)      (36,526)
Net cash provided by (used in)
  financing activities                          23,690       (18,741)

Net increase in cash and cash equivalents          792         2,628

Cash and cash equivalents at
  beginning of year                              9,866         7,238

Cash and cash equivalents at end of period     $10,658       $ 9,866


                             COMPARATIVE OPERATING STATISTICS

                                 (unaudited)
                                Three Months              Twelve Months
                            12/31/03 12/31/02   Change 12/31/03  12/31/02 Change
Oil and gas:
  Net production-BOE per day  18,550   15,208     +22%   16,549    14,387   +15%
  Per BOE:
    Average realized
      sales price             $22.68   $20.41     +11%   $22.52    $19.39   +16%

    Operating costs             8.19     9.57     -14%     9.41      7.94   +19%
    Production taxes             .81      .60     +35%      .64       .55   +16%
       Total operating costs    9.00    10.17     -12%    10.05      8.49   +18%

    Depreciation & depletion    3.61     2.90     +24%     3.40      3.13    +9%
    General & administrative
      expenses                  1.71     1.26     +36%     1.59      1.51    +5%
    Interest expense          $  .33   $  .13    +154%   $  .23    $  .20   +15%

Electricity:
  Electric power produced -
    Megawatt hours/day         2,101    2,126      -1%    2,100     2,050    +2%
  Electric power sold -
    Megawatt hours/day         1,964    1,860      +6%    1,925     1,848    +4%
  Average sales price - $/MWh $62.20   $43.97     +41%   $62.91    $40.06   +57%
  Natural gas cost - $/MMBtu  $ 4.37   $ 3.99     +10%   $ 4.88    $ 3.13   +56%


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